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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                  ------------

                              ROBBINS & MYERS, INC.
             (Exact name of registrant as specified in its charter)


         OHIO                                          31-4242200
(State of Incorporation)                    (I.R.S. Employer Identification No.)


                              ROBBINS & MYERS, INC.
                              1400 KETTERING TOWER
                               DAYTON, OHIO 45423
                        (Address, including zip code, of
                    registrant's principal executive offices)

                              ROBBINS & MYERS, INC.
                       1999 LONG-TERM INCENTIVE STOCK PLAN
                            (Full title of the plan)

                              JOSEPH M. RIGOT, ESQ.
                            THOMPSON HINE & FLORY LLP
                           2000 COURTHOUSE PLAZA, N.E.
                               DAYTON, OHIO 45402
                                 (937) 443-6586
                      (Name, address and telephone number,
                   including area code, of agent for service)

          --------------------------------------------------------------------------------------------------------
                                              CALCULATION OF REGISTRATION FEE
          ========================================================================================================
                                                                                   Proposed
                                             Amount to be    Proposed Maximum      Maximum           Amount of
          Title of  Securities               Registered      Offering Price Per    Aggregate         Registration
          to be Registered                                   Share                 Offering Price    Fee
          ---------------------------------- --------------- --------------------- ----------------- -------------
          Common Shares, without par value    550,000 (1)         $23.19 (2)       $12,754,500 (2)      $3,367
          ---------------------------------- --------------- --------------------- ----------------- -------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of Common Shares that may be offered or sold as a result if any adjustments from stock splits, stock dividends or similar events.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) on the basis of the average of the high and low prices reported on the New York Stock Exchange Composite Tape on April 24, 2000.

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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
               --------------------------------------------------

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

       The following documents filed by Robbins & Myers, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference as of their respective dates of filing:

           (a) The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 1999, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934 (the "Exchange Act").

           (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended November 30, 1999 and February 29, 2000, filed pursuant to Section 13(a) of The Exchange Act.

           (c) All other reports filed pursuant to Section 13(a) and 15(d) of the Exchange Act since August 31, 1999.

           (d) The description of the Company's common shares contained in the Registration Statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

       All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES.

       Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

       Thompson Hine & Flory LLP has provided a legal opinion to the Company with respect to the common shares of the Company issuable under Robbins & Myers, Inc. 1999 Long-Term Incentive Stock Plan and registered hereunder. Members of that Firm own beneficially approximately 4,547 common shares of the Company and Joseph M. Rigot, a partner of the Firm, is the Secretary of the Company.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 2 of Article V of the Code of Regulations of the Company sets forth certain rights of directors and officers of the Company to indemnification. Such rights provide indemnification by the

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Company as permitted by Ohio law. The liabilities against which a director and officer may be indemnified and factors employed to determine whether a director and officer is entitled to indemnification in a particular instance depend on whether the proceedings in which the claim for indemnification arises were brought (a) other than by and in the right of the Company ("Third Party Actions") or (b) by and in the right of the Company ("Company Actions").

       In Third Party Actions, the Company will indemnify each director and officer against expenses, including attorneys' fees, judgments, decrees, fines, penalties, and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened or actual proceeding in which he may be involved by reason of his having acted in such capacity, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any matter the subject of a criminal action, suit or proceeding, that he had no reasonable cause to believe that his conduct was unlawful.

       In Company Actions, the Company will indemnify each director and officer against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of any such proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, except that no indemnification is permitted with respect to (i) any matter as to which such person has been adjudged to be liable for negligence or misconduct in the performance of his duty to the Company unless a court determines such person is entitled to indemnification and (ii) any liability asserted in connection with unlawful loans, dividends, distribution, distribution of assets and repurchase of Company shares under Section 1701.95 of the Ohio Revised Code.

       Unless indemnification is ordered by a court, the determination as to whether or not an individual has satisfied the applicable standards of conduct (and therefore may be indemnified) is made by the Board of Directors of the Company by a majority vote of a quorum consisting of directors of the Company who were not parties to the action; or if such a quorum is not obtainable, or if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or by the shareholders of the corporation.

       Section 2 of Article V of the Company's Code of Regulations does not limit in any way other indemnification rights to which those seeking indemnification may be entitled. The Company has entered into an indemnification agreement with each director of the Company, the form of which was approved by the Shareholders of the Company. A copy of such agreement was filed as an exhibit to the Company's Annual Report on Form 10-K for the year ended August 31, 1993.

       The Company maintains insurance policies which presently provide protection, within the maximum liability limits of the policies and subject to a deductible amount for each claim, to the Company under its indemnification obligations and to the directors and officers with respect to certain matters which are not covered by the Company's indemnification obligations.

Item 7. EXEMPTION FROM REGISTRATION CLAIMED.

       Not applicable.


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Item 8. EXHIBITS.

       See Index to Exhibits following signature pages.

Item 9. UNDERTAKINGS.

       (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement;

                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant with the Securities and Exchange Commission or furnished to the Commission pursuant to
       Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and

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Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES
                                   ----------

       Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dayton, State of Ohio, on this 28th day of April, 2000.

                                        ROBBINS & MYERS, INC.




                                        By /s/ Gerald L. Connelly
                                           -------------------------------------
                                           Gerald L. Connelly
                                           President and Chief Executive Officer


       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

--------------------------------------------------------------------------------

Name                       Title                                 Date
----                       -----                                 ----

--------------------------------------------------------------------------------


/s/ Gerald L. Connelly     Director, President and               April 28, 2000
----------------------     Chief Executive Officer
Gerald L. Connelly         (principal executive
                           officer)


/s/ Kevin J. Brown         Vice President, Finance and           April 28, 2000
----------------------     Chief Financial Officer
Kevin J. Brown             (principal financial officer)


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/s/ Thomas J. Schockman     Corporate Controller                  April 28, 2000
----------------------      (principal accounting officer)
Thomas J. Schockman

*Maynard H. Murch IV        Chairman of the Board                 April 28, 2000

*Robert J. Kegerreis        Director                              April 28, 2000

*Thomas P. Loftis           Director                              April 28, 2000

*William D. Manning         Director                              April 28, 2000

*Jerome F. Tatar            Director                              April 28, 2000

*John N. Taylor, Jr.        Director                              April 28, 2000

                * The undersigned, by signing his name hereto, executes this Registration Statement pursuant to powers of attorney executed by the above-named persons and filed with the Securities and Exchange Commission as an Exhibit to this Registration Statement.


                                                      /s/ Gerald L. Connelly
                                                      --------------------------
                                                      Gerald L. Connelly
                                                      Attorney-in-Fact



                                INDEX TO EXHIBITS
                                -----------------

         (4)      INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING
                  INDENTURES:


                  4.1 Amended Articles of Incorporation of Robbins & Myers, Inc. (filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1998).

                  4.2 Code of Regulations of Robbins & Myers, Inc., (filed as an Exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended February 28, 1995).

                  4.3      Robbins & Myers, Inc. 1999 Long-Term Incentive Stock
                           Plan.

         (5)      OPINION RE LEGALITY

                  5.1      Opinion of Thompson Hine & Flory LLP

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         (23)     CONSENTS OF EXPERTS AND COUNSEL:

                  23.1     Consent of Ernst & Young LLP

                  23.2 Consent of Thompson Hine & Flory LLP [contained in their opinion filed as Exhibit 5.1]

         (24)     POWERS OF ATTORNEY

                  24.1 Powers of Attorney of each person whose signature in this registration statement was signed by another pursuant to a power of attorney.

                      -------------------------------------


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